For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Strategic Communications
212-896-1250/ 212-896-1233

YTB INTERNATIONAL ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2008
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WOOD RIVER, Ill., May 16, 2008 - YTB International, Inc. (OTC BB: YTBLA) ('”YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced its financial results for the three month period ended March 31, 2008.

Total revenue for the quarter ended March 31, 2008 increased 76.7% to $42.7 million, compared to $24.2 million for the first quarter last year. The Company’s property and equipment increased from the December 31, 2007 balance of $15.4 million to $18.9 million as of March 31, 2008 or 22.7%. The number of RTAs increased to 138,814 in the first quarter of 2008 from 82,932 in the comparable quarter of 2007. The Company believes the significant increased number of RTAs is attributable to the emerging market shift for travel services to the Internet.

Net loss for the first quarter of 2008 was $3.5 million, or $0.03 per diluted share, compared to a net loss of $2.2 million, or $0.02 per diluted share, for the first quarter of 2007. The loss is primarily attributable to stock awards, and promotional and expansion expenses totaling approximately $3.1 million. As of March 31, 2008, the Company had $1.3 million in cash and cash equivalents. Net cash used in investing activities was $4.1 million during the first quarter of 2008 compared to $1.3 million used in the first quarter of 2007.

Scott Tomer, Chief Executive Officer of YTB, commented on the first quarter results, stating, “We are pleased by the significant increase that we experienced in our top-line results during the quarter. This growth speaks directly to the demand for our travel related services, and our ability to meet or exceed specific sales growth objectives through diligent execution. We are acutely aware that sustainable growth requires reinvestment in our company, and with this in mind, we incurred several charges during the quarter, directly related to the promotion of our brand, and the retention of our top performers and personnel. During the quarter, we also incurred expenses related to our expansion into three new countries to help build our international presence. Primarily due to these investments in our company, we reported a loss for the quarter.”

Mr. Tomer continued, “During this first quarter we continued to focus on the sale of travel by our RTAs, as well as the strengthening of our executive team. We welcomed two new members to our Board of Directors, Mr. Paul Hemings and Mr. Burt Saunders, and we are excited by the valuable experience that they bring from their respective fields. Looking forward, we plan on continuing to execute our stated mission to revolutionize the travel field by offering affordable travel and unique opportunities for motivated individuals to participate within this burgeoning industry.

“We see our recent move to the Over-The-Counter Bulletin Board as a positive step forward for us, and welcome the new investors that are now able to participate in the growth of our company.”

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

The Company operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies. For more information, visit .

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(Tables Follow)

This document is available on the KCSA Strategic Communications at www.kcsa.com.

YTB INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended
	March 31, 2008	March 31, 2007
Net revenues	$42,727,567	$24,178,481

Operating expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	45,643,718	26,188,396
Depreciation and amortization	535,662	214,032

Total operating expenses	46,179,380	26,402,428

Loss from operations	(3,451,813)	(2,223,947)

Total other income (expense)	40,162	46,925

Loss before income tax provision	(3,411,651)	(2,177,022)

Income tax provision	106,000	-

Net loss	$(3,517,651)	$(2,177,022)

Net loss per share:

Weighted-average shares outstanding - basic for Class A and Class B	102,858,468	94,309,323
Weighted-average shares outstanding - diluted for Class A and Class B	102,858,468	94,309,323

Net loss per share - basic for Class A and Class B (amounts for Class A	$(0.03)	$(0.02)
and Class B shares are the same under the two-class method. )
Net loss per share - diluted for Class A and Class B (amounts for Class A	$(0.03)	$(0.02)
and Class B shares are the same under the two-class method. )

YTB INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	March 31, 2008 (Unaudited)	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,275,823	$1,730,570
Other current assets, net	38,899,128	39,039,546

Total current assets	40,174,951	40,770,116

Long-term investments	1,000,000	1,000,000
Property and equipment, net	18,941,494	15,432,502
Intangible assets, net	2,376,794	2,395,151
Goodwill	3,128,441	2,979,322
Other assets, net	5,563	316,895

TOTAL ASSETS	$65,627,243	$62,893,986

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$48,639,010	$44,417,965

Other long-term liabilities:
Long-term debt, less current maturities	213,998	219,641
Other liabilities	948,630	947,946

Total other long-term liabilities	1,162,628	1,167,587

TOTAL LIABILITIES	49,801,638	45,585,552

TOTAL STOCKHOLDERS' EQUITY	15,825,605	17,308,434

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$65,627,243	$62,893,986

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